Exhibit 10.11

PURCHASE AGREEMENT

PURCHASE AGREEMENT, dated as of March 22, 2013, by and between Blackstone Mezzanine Partners II-A L.P. (“BMP”) and Blackstone Mezzanine Holdings II USS L.P. (together with BMP, collectively, “Sellers”) and Colt Defense LLC (“Buyer”).  Certain capitalized terms that are used but not defined herein are used with the meanings given such terms in the Buyer’s Amended and Restated Limited Liability Company Agreement dated as of June 12, 2003 reflecting the amendments adopted as of July 9, 2007 (the “LLC Agreement”).

WITNESSETH

WHEREAS, Sellers are the holders of 31,165.589 common units (the “Purchased Units”) of Buyer; and

WHEREAS, Buyer wishes to buy from Sellers and Sellers wish to sell to Buyer the Purchased Units, subject to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the premises and the mutual agreements, covenants and provisions contained herein, the parties hereto agree as follows:

1.                                      Sale and Purchase.  On the terms and subject to the conditions contained in this agreement, on the Closing Date (as defined below) Sellers shall sell, convey, transfer, assign and deliver (or cause to be delivered) to Buyer, and Buyer shall purchase and acquire from Sellers, all of the Purchased Units.

2.                                      Purchase Price; Certificate Issuance.  Subject to satisfaction of the conditions set forth in Section 3, on the Closing Date:

a.              Buyer shall pay to Sellers cash in the amount of $14.0 million in respect of the purchase of the Purchased Units, including the termination of the Rights (as defined below), (the “Purchase Price”), payable to each Seller as set forth on Exhibit A by wire transfer of immediately available funds to the accounts set forth on Exhibit B, against acknowledgment of receipt thereof by Sellers; and

b.              Sellers’ shall deliver to Buyer for cancellation duly endorsed existing certificate(s) representing all of the Purchased Units held by Sellers (the “Existing Certificates”).

3.                                      Conditions to Closing.

a.              Buyer’s obligation to pay the Purchase Price is subject to:

i.                  Buyer receiving duly executed counterparts of this agreement from Sellers;

ii.     all representations and warranties made by Sellers contained in Section 5 hereof shall be true and correct;

iii.    there shall not be pending or threatened any action, suit, proceeding, inquiry or investigation, governmental or otherwise, that seeks to restrain, enjoin, prevent the consummation of or otherwise challenge the sale of the Purchased Units to be sold hereunder;

iv.           Buyer receiving written evidence that each Blackstone Board Designee has resigned from the Governing Board of the Company and each of its subsidiaries effective as of the Closing Date;

v.              Buyer obtaining a waiver, in form and substance satisfactory to Buyer, pursuant to Buyer’s Credit Agreement, dated as of September 29, 2011 with Wells Fargo Capital Finance, LLC and the other parties named therein, which such waiver shall permit the consummation of the transactions contemplated by this agreement; and

vi.           Buyer receiving the written consent of Colt Defense Holding LLC or its designee that is an affiliate of Sciens Management LLC to the transactions contemplated by this Agreement.

b.              Sellers’ obligation to sell the Purchased Units is subject to:

i.                  Sellers receiving duly executed counterparts of this agreement from Buyer;

ii.     all representations and warranties made by Buyer contained in Section 6 hereof shall be true and correct; and

iii.    there shall not be pending or threatened any action, suit, proceeding, inquiry or investigation, governmental or otherwise, that seeks to restrain, enjoin, prevent the consummation of or otherwise challenge the sale of the Purchased Units to be sold hereunder.

iv.           Sellers’ receipt of evidence that Buyer has obtained a waiver, in form and substance satisfactory to Seller, pursuant to Buyer’s Credit Agreement, dated as of September 29, 2011 with Wells Fargo Capital Finance, LLC and the other parties named therein, which such waiver shall permit the consummation of the transactions contemplated by this agreement; and

v.              Sellers’ receipt of evidence that Buyer has received the written consent of Colt Defense Holding LLC or its designee that is an affiliate of Sciens Management LLC to the transactions contemplated by this Agreement.

4.                                      Transfer of Purchased Units.  On the date on which all conditions set forth in Section 3 are satisfied (the “Closing Date”), (a) the Sellers shall deliver (or cause to be delivered) to Buyer the Existing Certificates, (b) Buyer shall wire the Purchase Price to Sellers, (c) Sellers’ rights under Sections 5.9, 5.12.1, 6.1.1(a), 6.1.3, 11.2 and 14.2 (and any defined terms or other provisions to the extent related to any of the foregoing Sections) of the LLC Agreement (collectively, the “Rights”) shall terminate and (d) each Blackstone Board Designee’s resignation from the Governing Board of the Company shall become effective.

5.                                      Representations and Warranties of Sellers.  Sellers hereby jointly and severally represent and warrant to Buyer as follows:

a.              Sellers have full power to enter into and perform its obligations under this agreement.

b.              The execution and delivery of this agreement by Sellers, the performance by Sellers of the covenants and agreements hereunder, and the consummation by Sellers of the transactions contemplated hereby have been duly authorized, and this agreement constitutes a valid and legally binding obligation of Sellers, enforceable against Sellers in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, or other laws affecting generally the enforceability of creditors’ rights and by general principles of equity.

c.               Neither the execution and delivery of this agreement, nor the consummation of the transactions contemplated hereby, violates any agreement of Sellers, or any statute, ordinance, regulation, order, judgment, or decree of any court or governmental agency to which Sellers is bound or subject.

d.              Sellers are the sole record and beneficial owners of the Purchased Units, and, at the time of transfer of such Purchased Units pursuant to Section 4, will be free and clear of any lien, encumbrance, option, charge or restriction resulting from any actions by Sellers.  Sellers have the full right, power and authority to sell and transfer the Purchased Units to Buyer pursuant to Section 4.

e.               Sellers acknowledge that Buyer may have access to nonpublic information relating to the business, affairs, financial condition or prospects of Buyer and its subsidiaries that may be material to the decision of Buyer to purchase the Purchased Units. Sellers represent to Buyer that they have made their own analysis and decision based on information independently available to them whether to enter into this agreement.

6.                                      Representations and Warranties of Buyer.  Buyer hereby represents and warrants to Sellers as follows:

a.              Buyer is duly organized and validly existing under the laws of the jurisdiction of its organization and has full power to enter into and perform its obligations under this agreement.

b.              The execution and delivery of this agreement by Buyer, the performance by Buyer of its covenants and agreements hereunder, and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all necessary partnership action, and this agreement constitutes a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, or other laws affecting generally the enforceability of creditors’ rights and by general principles of equity.

c.               Neither the execution and delivery of this agreement, nor the consummation of the transactions contemplated hereby, violates any agreement of Buyer, or any statute, ordinance, regulation, order, judgment, or decree of any court or governmental agency to which Buyer is bound or subject.

d.              Buyer acknowledges that Sellers are currently members of Buyer and have representatives on the Governing Board of Buyer, and as such, Sellers may have access to nonpublic information relating to the business, affairs, financial condition or prospects of Buyer and its subsidiaries that may be material to the decision of Sellers to sell the Purchased Units. Buyer represents to Sellers that it has made its own analysis and decision based on information independently available to it whether to enter into this agreement.

e.               Buyer and each of its subsidiaries is, and after giving effect to the transactions contemplated by this agreement, Buyer and each of its subsidiaries shall be, Solvent.  For this purpose, “Solvent” means, as to any of Buyer or its subsidiaries (each, a “Person”) at any time, that (i) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32)(A) of the Bankruptcy Code and, in the alternative, for purposes of the Uniform Fraudulent Transfer Act; (ii) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (iii) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.  For such purposes, any contingent liability (including pending litigation, contingent obligations, pension plan liabilities and claims for federal, state, local and foreign taxes, if any) is valued at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

7.                                      Subsequent Events.  If, on or prior to the date that is six months after the Closing Date (the “Clawback Period”), the Buyer or its Affiliates enters into an agreement to effect (a) a Company Sale, (b) a purchase of Common Units from an existing Member by Buyer, or (c) a distribution of cash by Buyer to its Members (other than tax distributions), and in connection with such event (each a “Subsequent Event”), the Members receive (or are entitled to receive) an amount per Common Unit (such amount, the “Subsequent Event Price Per Unit”) greater than $449.21(such amount, the “Purchase Price Per Unit”), then in each such case, upon consummation of such Subsequent Event, Buyer will pay to each Seller the product of (A) the difference between the Subsequent Event Price Per Unit and the Purchase Price Per Unit and (B) the total number of Purchased Units purchased from each Seller.  If after the Closing Date and prior to or in connection with any Subsequent Event, the Buyer effects any split, dividend, recapitalization or other similar transaction (other than any such transaction for which Sellers received a payment pursuant to clause (c) of the sentence immediately preceding this sentence) affecting the value of the Common Unit (each, an “Intervening Event”), then, in applying the provisions of this Section 7, the Subsequent Event Price Per Unit paid or to be paid in connection with such Subsequent Event shall be adjusted to reflect the value per Common Unit that would have been paid in connection with such Subsequent Event had no such Intervening Event occurred.

8.                                      Tax Matters.

a.              Closing of the Books.   In determining the taxable income, gain, loss, deduction, credit, and all other tax items allocated or apportioned to the Members for the portion of the Company’s Fiscal Year ending on the Closing Date, the Company shall adopt an interim closing of the books as of March 31, 2013.   This

interim closing of the books shall be used by the parties for all tax reporting and compliance purposes.

b.              Allocation of Purchase Price.   For federal income purposes (and for purposes of corresponding provisions of state and local law) the Purchase Price (which shall be deemed to include any additional amounts paid to Sellers under Section 7 hereof) shall be allocated to the Buyer’s indirect interest in the tangible assets of the Company in an amount equal to the Company’s net book value of such tangible assets as determined for financial accounting purposes and as set forth in the Company’s financial statements.  Any additional Purchase Price remaining after the allocation of Purchase Price as described in the preceding sentence shall be allocated to goodwill of the Company.  None of the Purchase Price shall be allocated or apportioned to any fee, service, or other item.  Except as required by law, all of the parties shall account consistently for the allocation of Purchase Price in the manner described in this section for all tax reporting and compliance purposes, including for the purposes of determining any adjustments or items of the Company or any Member under Sections 734, 736, 743, and 751 of the Internal Revenue Code of 1986.

9.                                      Releases

a.              Release of Sellers.  As a material inducement to Sellers to enter into this agreement and consummate the transactions contemplated hereby, Buyer, for itself, its controlled Affiliates (other than the Releasees), and its and such Affiliates’ respective representatives, officers, directors, partners, managers, members, employees, successors and assigns (collectively, the “Buyer Releasing Parties”), hereby unconditionally and irrevocably releases and discharges each of the Sellers, each Seller’s Affiliates (other than the Buyer Releasing Parties), and their and such Affiliates’ respective representatives, officers, directors, managers, members, employees, successors and assigns (collectively, the “Seller Releasees”) from all claims, demands, actions, causes of action, suits, judgments, executions, damages, losses, expenses or other amounts whatsoever, whenever arising, whether known or unknown (collectively, “Claims”) which such Buyer Releasing Party ever had, now have or hereafter can, shall or may have arising from or related to (a) this agreement and the consummation of (or any failure to consummate) the transactions contemplated hereby (other than as a result of Sellers’ breach of their obligations hereunder), (b) the Sellers’ acquisition and ownership of the Common Units transferred to Buyer hereunder, or (c) Sellers’ exercise of their rights and privileges under the LLC Agreement on or prior to the date hereof, including pursuant to Section 5.9 of the LLC Agreement (collectively, the “Buyer Released Claims”).  Each of the Buyer Releasing Parties irrevocably covenants not to, directly or indirectly, assert any claim or demand, or commence, institute, or voluntarily aid in any way, or cause to be commenced or instituted, any claim, litigation, arbitration or proceeding of any kind against any Seller Releasee based upon any Buyer Released Claim.  Without in any way limiting any rights and remedies otherwise available to any Seller Releasee, each of the Buyer Releasing Parties shall indemnify and hold harmless each Seller Releasee from and against and shall pay to each Seller Releasee the amount of, or reimburse each Seller Releasee for all connection with (i) the assertion by or on behalf of such Buyer Releasing Party of any Buyer Released Claim, and (ii) the assertion by any third party of any claim or demand against any Seller Releasee which claim or demand arises directly or indirectly from, or in connection with, any assertion by or on behalf of such Buyer Releasing Party against such third party of any Buyer Released Claim. Each of the Buyer Releasing Parties acknowledges and agrees that the execution of this Release does not constitute any manner whatsoever an admission of liability on the part of any Seller Releasee for any Buyer Released Claim, and that such liability is specifically denied. If any provision of this Release is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Release will remain in full force and effect.  Any provision of this Release held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

b.              Release of Buyer.  As a material inducement to Buyer to enter into this agreement and consummate the transactions contemplated hereby, each Seller, each Seller’s Affiliates (other than the Releasees), and their and such Affiliates’ respective representatives, officers, directors, managers, members, employees, successors and assigns (collectively, the “Seller Releasing Parties”) hereby unconditionally and irrevocably releases and discharges Buyer, for itself, its Affiliates (other than the Seller Releasing Parties), and its and such Affiliates’ respective representatives, officers, directors, partners, managers, members, employees, successors and assigns (collectively, the “Buyer Releasees”) from Claims which such Seller Releasing Party ever had, now have or hereafter can, shall or may have arising from or related to (a) this agreement and the consummation of (or any failure to consummate) the transactions contemplated hereby (other than as a result of Buyer’s breach of its obligations hereunder) or (b) the Sellers’ acquisition and ownership of the Common Units transferred to Buyer hereunder (collectively, the “Seller Released Claims”).  Each of the Seller

Releasing Parties irrevocably covenants not to, directly or indirectly, assert any claim or demand, or commence, institute, or voluntarily aid in any way, or cause to be commenced or instituted, any claim, litigation, arbitration or proceeding of any kind against any Buyer Releasee based upon any Released Claim.  Without in any way limiting any rights and remedies otherwise available to any Buyer Releasee, each of the Seller Releasing Parties shall indemnify and hold harmless each Buyer Releasee from and against and shall pay to each Buyer Releasee the amount of, or reimburse each Buyer Releasee for all connection with (i) the assertion by or on behalf of such Seller Releasing Party of any Seller Released Claim, and (ii) the assertion by any third party of any claim or demand against any Buyer Releasee which claim or demand arises directly or indirectly from, or in connection with, any assertion by or on behalf of such Seller Releasing Party against such third party of any Seller Released Claim. Each of the Seller Releasing Parties acknowledges and agrees that the execution of this Release does not constitute any manner whatsoever an admission of liability on the part of any Buyer Releasee for any Seller Released Claim, and that such liability is specifically denied. If any provision of this Release is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Release will remain in full force and effect.  Any provision of this Release held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

10.                               Waiver and Amendment.  Any term or provision of this agreement may be waived at any time by the party that is entitled to the benefits thereof, but only in a writing signed by such party, and this agreement may be amended or supplemented at any time, but only by written agreement of Buyer and Sellers.  Any such waiver with respect to a failure to observe any such provision shall not operate as a waiver of any subsequent failure to observe such provision unless otherwise expressly provided in such waiver.

11.                               Notices.  All notices, consents, requests, waivers and other communications provided for herein and all legal process in regard hereto and thereto shall be validly given, made or served, if in writing and delivered personally or sent by express courier, or certified or registered mail, postage prepaid as follows:

If to Sellers, to

Blackstone Mezzanine Partners II-A L.P.

Blackstone Mezzanine Holdings II USS L.P.

345 Park Avenue

31st Floor

New York, NY 10154

Attention:   Marisa Beeney

E-Mail: GSOLegal@Blackstone.com

If to Buyer, to

Colt Defense LLC
P.O. Box 118
Hartford, CT 06141
Attention:  General Counsel
Facsimile:  (860) 244-1442

or to such other person or address as any party hereto may, from time to time, designate in a written notice given in a like manner.  Notice given by mail, express courier or personally delivered shall be deemed delivered as of the date so personally delivered or mailed.

12.                               Assignment.  This agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without prior written consent of the other parties.

13.                               Governing Law.  This agreement shall be governed by and construed and enforced in accordance with the laws of New York, without giving effect to any provisions relating to conflicts of law.

14.                               Jurisdiction.  Each party irrevocably and unconditionally submits to and accepts the exclusive jurisdiction of any United States federal court sitting in the Southern District of New York, or, if such court does not have jurisdiction over the dispute, in the New York state court with jurisdiction sitting in the Borough of Manhattan, County and City of New York, for any action, suit or proceeding arising out of or based upon this agreement or any matter relating to it, and waives any objection it may have to the laying or venue in any such court or that such court is an inconvenient forum or does not have personal jurisdiction over it.

15.                               Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, AND AGREES TO CAUSE ITS SUBSIDIARIES TO WAIVE, ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

16.                               Headings.  The section headings contained in this agreement are for convenience only and are not a part of this agreement.

17.                               Counterparts.  This agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original; such counterparts together shall constitute but one agreement.

18.                               Confidentiality.  Each of Buyer and Sellers hereby agrees, without the prior written consent of the other, to not disclose, and to otherwise keep confidential, the sale of the Purchased Units contemplated hereby, except to the extent that disclosure thereof is required by law, rule or regulation; provided, however, that Buyer and Sellers may disclose information regarding such sale to their respective accountants, attorneys, limited partners, shareholders and other interest holders, it being understood that such recipients shall be informed by the disclosing party of its confidentiality obligations under this Agreement and such recipients shall be directed by the disclosing party and agree to keep such information confidential and to comply with all such obligations.

19.                               Entire Agreement. This agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, Sellers and Buyer have caused this agreement to be duly executed as of the day and year first above written.

BLACKSTONE MEZZANINE PARTNERS II-A L.P.

By:	Blackstone Mezzanine Associates II L.P.,
its General Partner

By:	/s/ Marisa J. Beeney

Name: Marisa J. Beeney
Title: Authorized Signatory

BLACKSTONE MEZZANINE HOLDINGS II USS L.P.

By:	BMP II USS Side-by-side GP L.L.C.,
its General Partner

By:	/s/ Marisa J. Beeney

Name: Marisa J. Beeney
Title: Authorized Signatory

S-1

COLT DEFENSE LLC

By:	/s/ Gerald R. Dinkel

Name: Gerald R. Dinkel
Title: President and Chief Executive Officer